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As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-108670

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT
NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGIMARC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-3342784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
19801 S.W. 72nd Avenue, Suite 250 Tualatin, Oregon 97062 (503) 885-9699 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bruce Davis
Chief Executive Officer and Chairman of the Board
Digimarc Corporation
19801 S.W. 72nd Avenue, Suite 250
Tualatin, Oregon 97062
(503) 885-9699
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to: Gavin B. Grover, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105-2482 (415) 268-7000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The security holders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 22, 2003

PROSPECTUS

2,053,893 Shares

DIGIMARC CORPORATION

Common Stock
$0.001 par value per share

        This prospectus relates to up to 2,053,893 shares of our common stock that may be sold by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of these shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "DMRC." On December 19, 2003, the last reported sales price for our common stock on the Nasdaq National Market was $13.10 per share.

        See "Risk Factors" beginning on page 3 of this prospectus for factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December     , 2003.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

OUR BUSINESS

        You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

        We believe we are one of the leading providers of patented digital watermarking technologies that allow imperceptible digital codes to be embedded in all forms of media content, including photographs, movies, music, banknotes and other financial instruments, personal identification documents, and product packages. The embedded codes within various types of media content can be detected and read by software or hardware detectors in personal computers and other digital processing devices. Directly and through our licensees, we believe we have the broadest intellectual property patent portfolio and commercial deployment of watermarking-based applications amongst entities of which we are aware, including use of such intellectual property by an international consortium of leading central banks, five U.S. states for security of their driver licenses, and more than five thousand enterprises and individuals who use our products to identify and manage their image collections.

        We also believe we are one of the leading suppliers of secure personal identification systems, providing more than 60 million personal identification documents and driver licenses per year. We supply the issuance systems for the majority of driver licenses produced in the United States and provide all or part of the issuance systems for national identifications, voter identifications, and driver licenses in approximately twenty non-U.S. countries. We understand that our next-closest competitor with regard to secure personal identification systems held contracts with no more than an estimated 12 driver license issuing authorities in the United States as of September 30, 2003. We are developing and marketing enhanced security for personal identification documents enabled by our proprietary digital watermarking technology.

        The majority of our revenues comes from multi-year contracts with government agencies, including U.S. state departments of motor vehicles. We anticipate increasing our revenue through increasing adoption of our products and services, marketing new digital watermarking applications, and licensing our intellectual property. We expect to target, among other sources of revenue, government agencies, commercial printers, packaging companies, publishers, advertisers, proprietors of large image collections, and other producers of printed materials. Our aim is to license our technologies to those content producers so that they may embed our digital watermarks in their printed media, such as identification documents, magazine advertisements and articles, direct mail coupons, catalogs, stationery and envelopes, product packaging, labels and tags, trading cards, credit cards, and business cards. Our current and anticipated products are intended to enable content producers to control reproduction and alteration of their content, as well as to enable their printed materials to provide a link to relevant network services. Revenue from our new applications may include one-time license fees, time-based or volume-based fees, subscription fees, royalties, and revenue-sharing arrangements. We anticipate that the calculation of fees and royalties will be based at least in part on the size of the installed base of personal computers, cameras, scanners, digital image capture and output devices, and software carrying our patented reader technology, as well as the nature of the use of, and the nature and amount of licensed content carrying, our digital watermarks.

        Our principal executive offices are located at 19801 S.W. 72nd Avenue, Suite 250, Tualatin, Oregon 97062. Our telephone number is (503) 885-9699. Our website is www.digimarc.com.

RISK FACTORS

        Investment in our shares involves a degree of risk. You should consider the following discussion of risks as well as other information in this prospectus and the incorporated documents before purchasing any shares. Each of these risk factors could adversely affect our business, operating results, prospects and financial condition, as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business

The market for digital watermark applications is new and developing, resulting in less predictable and fluctuating revenue from quarter to quarter

        Digital watermarking is a new and developing technology. Our success depends on the acceptance of this technology and the adoption of applications in areas such as digital media commerce, counterfeiting and piracy deterrence, self-authentication of documents, and security and intelligence applications. The market for products and services using digital watermarks is evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services using digital watermarking or alternative technologies. As is typical in a new and evolving industry, demand and market acceptance of recently introduced products and services are subject to a high level of uncertainty. Our products and services relating to digital watermarking are currently used by only a limited number of customers. We are actively working, independently and with others, to expand the market for using digital watermarking technology, such as in the monitoring and tracking of usage of programming content broadcast by television networks and stations and in the security features of driver licenses. While we believe a trend may have begun in the use of digital watermarking security features in digital driver licenses during our second fiscal quarter of 2003, as a growing number of states, such as Nebraska, Michigan, Vermont, New Jersey and Kansas, have begun to adopt digital watermarking security features in their digital driver licenses, and while we believe that such a trend, if it continues, could increase our revenues, it is difficult to predict the future growth rate, if any, and ultimate size of this market opportunity or other new application opportunities. We cannot assure you that new applications and customers for our technologies, products and services will develop or that our existing market will grow.

The majority of our revenue is subject to government procurement processes that are subject to unpredictable delays or unexpected changes which might limit our actual revenues in any given quarter

        We derive substantial portions of our revenue from government contracts which are subject to periodic open, competitive bids. The timing of such bids is solely within the discretion of the governmental authority. Consequently, large components of new revenue are tied to procurement schedules, which could shift as the needs of the related government procurement agencies change. Many U.S. state customers are facing budget cuts, and some international customers are facing debt crises, introducing added uncertainty. Any shift in the government procurement process, which is outside our control and may not be predictable, could result in delays in bookings forecasted for any particular financial period, could impact the predictability of our quarterly results, and might limit our actual revenues in any given quarter, resulting in reduced and less predictable revenues and lower profitability.

Because some of our revenue models relating to anticipated products and services are under development and the corresponding anticipated products and services may fail to attract or retain customers, our revenue models and pricing structures may not gain market acceptance and we may not be able to generate new or sustain existing revenue

        Our business involves embedding digital watermarks in traditional and digital media, including identification documents, secure documents, and images distributed on the Internet, and licensing our intellectual property. Through 2001, our revenue stream was based primarily on a combination of development, consulting, subscription and license fees from copyright protection and counterfeit deterrence applications. Beginning in 2002 and for the foreseeable future, we have seen, and we anticipate, that the majority of our revenues will be from government and private sector customers for security-related applications relating to secure personal identification, copyright protection, and counterfeit deterrence to government and private sector customers. We have not fully developed revenue models for our future applications and licensing endeavors. In addition, because some of our products and services are not yet fully established in the marketplace and because such products and services will not directly displace existing solutions, we cannot be certain that the pricing structure and marketing for them will be effective. We cannot assure you that our anticipated products and services and licensable intellectual property will be able to compete effectively against other alternative technologies or that we will be able to compete effectively against current or future digital watermarking suppliers in terms of price, performance, applications or other features of their technologies. In addition, as we develop models for generating revenue, they may not gain market acceptance or may not be sustainable over time, and as a result, we may not be able to generate new or sustain existing revenue.

The loss of any large contract may result in loss of revenues and potential acceleration of amortization expense or impairment of intangible assets

        Contracts between government agencies and our wholly-owned subsidiary, Digimarc ID Systems, LLC, and/or its affiliates (collectively known as DIDS) have varying duration, averaging four to five years in length, after which the government agency can re-open the contract for competitive bidding. If we were to lose a contract, in addition to the loss of revenue and margin on a prospective basis, we could also incur accelerated amortization expense or impairment of intangible assets related to the customer.

We have a history of losses, and we cannot assure you that we will maintain profitability, particularly if we were to lose large contracts

        We have incurred significant net losses since inception. Our accumulated deficit as of September 30, 2003 was approximately $54.5 million. In order to maintain profitability, we will need to generate higher revenue than we have in prior years while controlling expenditures related to those higher revenues. Even though we achieved profitability during the first three quarters of 2003, we may not be able to sustain or increase our profitability. In particular, if we lose large contracts, our revenue would grow more slowly than we anticipate, and if our operating expenses at the same time exceed our expectations, we may not be able to sustain profitability.

Our future growth will depend to some extent on our successful implementation of our intellectual property in solutions provided by third-party partners

        Some of the products, services, and licensing of intellectual property that we intend to provide in the future will rely on the successful implementation of our technology, including our reader technology, by third-party software developers and original equipment manufacturers. We anticipate maintaining and entering into agreements with third-party vendors to create, promote and service products that incorporate, embed, integrate or bundle our technologies. If we fail to obtain partners that will incorporate, embed, integrate or bundle our technologies, or these partners are unsuccessful in their efforts, we would not be able to bring our technologies to market and, consequently, we would not generate revenues as anticipated. In addition, if our technologies do not perform according to market expectations, our future sales would suffer as customers sought other providers and, consequently, revenues would decrease.

        We are not materially dependent on any third party to produce systems or assemblies for us. However, our business relies, in part, on deployment of our watermark reader technology by third parties. For example, one form of our watermark reader is commonly deployed in image editing applications (offered by vendors including Adobe and JASC) to permit users of these products to read watermarks embedded in imagery, and thereby discern the identities of image owners. Another form of our watermark reader is used in our anti-counterfeiting product offerings. If the third parties who include such technology in their products declined to do so, then we would lose a portion of our currently anticipated revenues, although such amounts are not currently foreseen to be significant, but may be in the future.

We are subject to risks encountered by companies developing and relying upon new technologies, products and services for substantial amounts of their growth or revenues

        Our business and prospects must be considered in light of the risks and uncertainties to which companies with new and rapidly evolving technologies, products and services, such as digital watermarking, are exposed. These risks include the following:

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  We may be unable to develop sources of new revenue or sustainable growth in revenue because our current and anticipated technologies, products and services may be inadequate or may be unable to attract or retain customers;

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  The intense competition and rapid technological change in our industry could adversely affect the market's acceptance of our existing and new products and services; and

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  We may be unable to develop and maintain new technologies upon which our existing and new products and services are dependent in order for our products and services to be sustainable and competitive and in order for us to expand our revenues and business.

        Some of our key technologies are still in the development stage. Consequently, products incorporating these key technologies are undergoing technological change and are in the early stage of introduction in the marketplace. Delays in the adoption of these products or adverse competitive developments may result in delays in the development of new revenue sources or the growth in our revenues. In addition, we may be required to incur unanticipated capital expenditures in the event product changes or improvements are required. Additionally, new industry standards might redefine the products that we are able to sell, especially if these products are only in the prototype stage of development. If product changes or improvements are required, success in marketing these products and achieving profitability from these products could be delayed or halted. We also may be required to fund such changes or improvements out of operating income, which could reduce or eliminate our profitability.

A significant portion of our business depends on large public sector contracts, which can be terminated at the convenience of the government authority, are subject to a variety of requirements and influences and may only result in one-time revenue without potential for renewal, and as a result may cause our quarterly results to fluctuate and anticipated revenue to potentially decrease significantly

        A significant portion of our business depends on a limited number of large public sector contracts. Government contracts are generally subject to termination for convenience or lack of appropriation at the determination of the subject agency. Further, some government contracts may be one-time events, such as in the case of some personal identification systems in non-U.S. markets involving voter registration programs. In such cases, we may generate substantial revenues without renewal. Moreover, government contracts result from purchasing decisions made by public sector agencies that may be subject to political influence, unusual procurement procedures, strict legal requirements, budget changes and cutbacks during economic downturns, variations in appropriations cycles, and protests of contract awards. Additionally, some governmental authorities require performance or fidelity bonds that we are obligated to maintain during the life of the contract. Often, the terms of these bonds require that we maintain large restricted cash reserves as a guarantee, reducing our ability to use these funds for our other business purposes. The size, nature and purpose of, and the risks and uncertainties associated with, public sector contracts can cause our quarterly results to fluctuate and anticipated revenue to potentially decrease significantly.

Our future quarterly operating results may not meet our, our analysts' or our investors' expectations or predictions and may fluctuate significantly, which could decrease our stock price

        Our quarterly operating results have fluctuated significantly in the past and may do so in the future. Our operating results are difficult to forecast because of our limited operating history and the nature of our business. Accordingly, you should not rely on quarter-to-quarter comparisons of our historical results as an indication of future performance or any trend in our performance. If our quarterly operating results do not meet the expectations of analysts or investors, the market price of our common stock will likely decline.

        Our quarterly results may fluctuate in the future as a result of several factors, many of which are outside our control, including:

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  The timing, introduction and successful commercialization of our new products and services;

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  The loss of or reduction in revenue from any large customer;

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  The market's acceptance of our products and services;

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  Our ability to establish and maintain strategic relationships;

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  The potential costs of litigation and intellectual property protection;

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  The operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of key personnel and new employees;

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  The introduction of similar or substitute technologies by our competitors;

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  The unpredictability and irregularity of our revenue from government contracts due to political, budgetary appropriations, purchasing and delivery constraints;

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  The timing of future licensing revenue;

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  The costs associated with marketing arrangements that we enter into during early market development; and

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  The failure of or delay in efforts to establish industry standards involving watermarking.

        In addition, because the market demand for certain of our products and services is new and rapidly evolving, it is difficult for us to predict certain aspects of our future financial results. Our research and development, sales and marketing efforts and business expenditures are based in part on our predictions regarding developments involving counterfeiting and piracy, as well as other security and intelligence needs, and on our estimates as to the use of digital watermarking as a solution to those problems. To the extent that these predictions and estimates prove inaccurate, our actual revenue and operating results will fluctuate from our anticipated results, which could decrease our stock price.

We may not be able to adequately protect our intellectual property, and we may be subject to infringement claims, which could reduce the perceived valuation of the company and result in a lower stock price

        Our success depends in part on licensing our proprietary technologies. To protect our growing patent and related intellectual property investments, we rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. However, unlicensed copying and use of our intellectual property or illegal infringements of our intellectual property rights represent losses of revenue to our company.

        We face risks associated with our patent position, including the potential and sometimes actual need to engage in significant legal proceedings to enforce our patents, the possibility that the validity or enforceability of our patents may be denied, the possibility that third parties will be able to compete against us without infringing our patents and the possibility that our products may infringe patent rights of third parties. Budgetary concerns may cause us not to file, or continue, litigation against known infringers of our patent rights. Failure to reliably enforce our patent rights against infringers may make licensing more difficult. If we fail to protect our intellectual property rights and proprietary technologies adequately, if there are changes in applicable laws that are adverse to our interests, or if we become involved in litigation relating to our intellectual property rights and proprietary technologies or relating to the intellectual property rights of others, our business could be seriously harmed because the value ascribed to our intellectual property could diminish and result in a lower stock price.

        As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, directors, consultants and corporate partners, and attempt to control access to and distribution of our technologies, solutions, documentation and other proprietary information. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies, solutions or other proprietary information or independently develop similar technologies, solutions or information. The steps that we have taken to prevent misappropriation of our solutions, technologies or other proprietary information may not prevent their misappropriation, particularly outside the United States where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

        Effective protection of intellectual property rights may be unavailable or limited, both in the United States and in other countries. Patent protection throughout the world is generally established on a country-by-country basis. We have applied for patent protection both in the United States and in various other countries. However, we cannot assure you that pending patents will be issued or that issued patents will be valid or enforceable. Failure to obtain such patents or failure to enforce those patents that are obtained may result in a loss of revenue to us. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technologies, duplicate our services or design around any of our patents or other intellectual property rights we hold.

        Some of our contracts include provisions by which we assure non-infringement of third-party intellectual property rights. If an infringement arose in a context governed by such a contract, our exposure could be large and we may incur significant litigation, settlement, or judgment expenses.

        We are the exclusive licensee under some third-party patents, and may need the assistance of these parties if we choose to enforce any of these patent rights. The cooperation of these third parties cannot be assured. Although we do not currently rely on these technologies for our core products, we may in the future.

        We have registered "DIGIMARC", "MARCSPIDER", "MARCCENTRE", "MEDIABRIDGE", "PICTUREMARC" and the "D" logo as trademarks in the United States and some other countries, and are pursuing registration of the "DIGIMARC" trademark in additional countries. However, our tradenames or trademarks may be registered by third parties in other countries, impairing our ability to enter and compete in these markets. In the United States, the trademark "Digimark" and the domain names "Digimark.com" and "Mediabridge.com" have been registered by unrelated companies. While we have put in place formal arrangements for co-existence with one of these unrelated companies, and while we have co-existed successfully to date with the others, if we were forced to change our name or were prevented from using our other brand names, we would lose a significant amount of our brand equity.

        As more companies engage in business activities relating to digital watermarking and develop intellectual property rights, it is increasingly likely that claims may arise which assert that some of our products or services infringe upon other parties' intellectual property rights. These claims could subject us to costly litigation, divert management resources and result in the invalidation of our intellectual property rights. These claims may require us to pay significant damages, cease production of infringing products, terminate our use of infringing technologies or develop non-infringing technologies. In these circumstances, continued use of our technologies may require that we acquire licenses to the intellectual property that is the subject of the alleged infringement, and we might not be able to obtain these licenses on commercially reasonable terms or at all. Our use of protected technologies may result in liability that threatens our continuing operation. In addition, we offer indemnification against intellectual property infringement for some contracts to which we are a party. If a claim were made under such an indemnity provision, we could incur significant expense.

The security systems that we use in our proprietary technologies and in our business may be circumvented by third parties, which could damage our reputation and disrupt our business

        Many of our products and services involve the embedding of digital code in media content that is imperceptible in normal use but that can be read by digital devices. The success of these products and services depends on the security of our media commerce, anti-counterfeiting and piracy systems, self-authentication solutions, and supporting infrastructure. Security breaches of these systems and solutions could damage our reputation and expose us to a risk of loss or litigation and possible liability. The security measures that we use may not prevent security breaches, and failure to prevent these security breaches may disrupt our business. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions or otherwise damage our products, services and reputation and the property of our customers. If unintended parties obtain sensitive data and information, or create bugs or viruses in an attempt to sabotage the functionality of our products and services, we may receive negative publicity, incur liability to our customers or lose the confidence of our customers, any of which may cause the termination or modification of our contracts.

        We may be required to expend significant capital and other resources to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches. However, protection or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced.

Our products could have unknown defects or errors, which may give rise to claims against us or divert application of our resources from other purposes

        Products and systems as complex as those we offer or develop frequently contain undetected defects or errors. Despite testing, defects or errors may occur in existing or new products, which could result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, increased insurance costs and increased service and warranty costs. Furthermore, we often provide implementation, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of our products. The performance of these products typically involves working with sophisticated software, computing and communications systems. Our inability to meet customer expectations or project milestones in a timely manner could also result in a loss of, or delay in, revenue, loss of market share, failure to achieve market acceptance, injury to our reputation and increased costs.

        Because many customers rely on our products for critical security applications, defects or errors in our products or services might discourage customers from purchasing future products and services. These defects or errors could also result in product liability or warranty claims. Although we attempt to reduce the risk of losses resulting from these claims through warranty disclaimers and liability limitation clauses in our sales agreements, these contractual provisions are sometimes not included and may not be enforceable in every instance. Furthermore, although we maintain errors and omissions insurance, this insurance coverage may not adequately cover these claims. If a court refused to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, the expense associated with defending such actions or paying the resultant claims could be significant and decrease our profits.

        During 2002, DIDS engaged in activities in approximately five jurisdictions to either finish projects begun prior to our acquisition from Polaroid Corporation and its affiliates of the U.S. large government programs identification systems and international digital identification systems operations or to correct legacy defects from installations prior to our acquisition that were identified during or since the acquisition process as needing remedial action. However, there may be additional issues or defects that we have not yet identified that may require significant efforts and resources to correct and that would cause us to divert resources away from other purposes.

If our new operating structure is not effective, or if we are required to restructure our business to address new growth rates, we may encounter higher expenses and reduced margins

        As of September 30, 2003, we had 367 employees and 80 contract workers. To effectively manage our operations, management must continue to improve our operational and financial systems and train, improve and manage our employee base. As part of our goal to continue to improve operating efficiencies, we re-organized our operations into a portfolio of peer-level operating units under a corporate umbrella, consisting of two units, the first of which is Watermarking Solutions and the second of which is ID Systems, both of which are overseen by a small corporate staff. While our management anticipates that this new operating structure will facilitate effective management of the continuing growth and expansion of our business, we cannot assure you that the new operating structure will be effective or achieve the desired results. Additionally, less than optimal rates of growth of our product lines and areas of business may require us to restructure our business from time to time, which, in turn, could significantly strain our managerial and financial resources. If we cannot manage our growth effectively, we may not be able to coordinate the activities of our technical, legal, accounting and marketing staffs and, as a result, we may experience higher expenses and reduced margins.

If there is a sustained downturn in purchases or adoption of new technologies we may not achieve our future revenue objectives

        Our growth plans assume, in part, that our watermarking technologies will gain broader market acceptance and be purchased by a growing number of customers. If there is a sustained downturn in purchases or adoption of digital watermarking-based solutions or new technologies, we may be unable to realize anticipated future revenue.

We may acquire other businesses or technologies and, if we do, we may be unable to integrate them with our own business, or we may have reduced earnings from doing so and we may never achieve any of the benefits that we might anticipate from such acquisitions

        One part of our strategy is to pursue acquisitions of other businesses and technologies. The pursuit of such acquisitions involves certain risks. We may not be able to identify, negotiate or finance any future acquisition successfully. We may incur additional or one-time charges related to the pursuit of acquisitions or restructurings or other matters in connection with acquisitions. Other than the acquisition of the U.S. large government programs identification systems and international digital identification systems operations from Polaroid Corporation and its affiliates, we have limited experience in integrating an acquired business into our existing business. The process of integration may produce operating difficulties and expenditures and may require significant attention of our management that otherwise would be available for the ongoing development of our business. In the end, we may be unsuccessful in integrating an acquired business or technology with our existing business. Moreover, if we make acquisitions, we may issue shares of our stock that would dilute the equity holdings of our existing stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing intangible and other acquired assets. Any of these may result in reduced earnings and cause our stock price to decline. Our due diligence of acquired companies may fail to reveal material risks or liabilities. Additionally, in order to take advantage of opportunities, we may find it necessary to obtain additional equity financing, debt financing, or credit facilities, and we may not be successful in doing so on satisfactory terms. Any financing that we might need for future acquisitions may also place restrictions on our business. Furthermore, we may never achieve any of the benefits that we might anticipate from a future acquisition.

We depend on key employees for our future success due to the high level of technical expertise that our industry requires and the loss of any of them could delay projects or undermine customer relationships

        Our success depends to a significant extent on the performance and continued service of our senior management. Almost all of our senior management do not have employment agreements. Although our employees generally have executed agreements containing non-competition clauses, there is no assurance that a court would enforce all of the terms of these clauses or the clauses generally. If these clauses were not fully enforced, our employees would be freely able to join our competitors. The loss of the services of any of our senior management or any of our other key employees could delay projects or undermine customer relationships.

If we are not able to retain, hire or integrate qualified personnel, we may not be able to deliver the products and services that our customers require

        Our ability to successfully develop, market, sell and license our products, services, and intellectual property depends to a significant degree upon the continued contributions of our key personnel in engineering, sales, marketing and operations, many of whom would be difficult to replace. We believe our future success will also depend in large part upon our ability to retain our current key employees or our ability to attract, integrate and retain other highly skilled managerial, engineering, sales, marketing, and operations personnel in the future. Our business is based in part on patented technology, which is unique and not generally known. New employees require substantial training, involving significant resources and management attention. Competition for experienced personnel in our business can be intense. If we do not succeed in attracting new, qualified personnel or in integrating, retaining and motivating our current personnel, our growth and ability to deliver products and services that our customers require may be hampered.

If the promotion of the Digimarc brand is unsuccessful, we will not attract new users and other strategic partners and we may be unable to increase our future revenue

        We believe that establishing and maintaining our brand is important to our success and that the importance of brand recognition will increase due to the growing number of technologies that compete with our watermarking technologies and the increasing number of competitors offering technologies similar to ours. If our brand-building strategy is unsuccessful, the effort spent and expenses incurred may never be recovered, we will not attract new users and other strategic partners and we may be unable to increase our future revenue.

Anti-takeover provisions in our charter documents could prevent or delay transactions that could be profitable for our stockholders

        The anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws may make a change of control of us more difficult, even if a change of control would be beneficial to our stockholders. These provisions may allow our board of directors to prevent changes in management and control of us. Under Delaware law, our board may adopt additional anti-takeover measures in the future.

        We have the following anti-takeover provisions in our charter documents:

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  Our board of directors is divided into three classes of directors, with a separate class of directors being elected at each successive annual meeting for a term of three years;

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  Special meetings of the stockholders may be called only by our president or our secretary, or at the discretion of our board of directors;

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  Vacancies on our board of directors may be filled by a majority of directors in office, without the approval of the stockholders; and

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  Our board of directors may issue preferred stock and determine the price, designations, rights and preferences as well as qualifications, limitations, and restrictions of those shares without any vote or further action by the stockholders.

        These provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of us, even though the transactions could be profitable for our stockholders. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

As international customers have accounted for approximately 17% of our revenue during the first nine months of 2003, the loss of these customers or the failure to find new customers may result in a decline in our international revenues, which could lower our profitability and slow our growth

        We expect revenues from sales of products and services to governments and other customers outside the United States to represent a growing percentage of our total revenues in the future. International sales and services are subject to a number of risks, including the following:

  •
  changes in foreign government regulations and security requirements;

  •
  export license requirements, tariffs and taxes;

  •
  trade barriers;

  •
  difficulty in protecting intellectual property;

  •
  difficulty in collecting accounts receivable;

  •
  currency fluctuations;

  •
  difficulty in managing foreign operations; and

  •
  political and economic instability.

        If our customers are affected by currency devaluations or general economic downturns or persistent economic difficulties, their ability to purchase our products and subscriptions and services could be reduced significantly. Payment cycles for international customers typically are longer than those for customers in the United States. Foreign customers may decide to terminate or delay the implementation of our products and services. Any action like this by foreign customers, in particular foreign government authorities, could potentially delay or reduce our anticipated revenues under our contracts with such customers, and we may have limited recourse against them to recover any potential losses.

        We generally invoice our foreign sales in U.S. dollars, and, consequently, if the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, the resulting effective price increase of our products and services to those foreign customers could result in decreased sales. We may elect in the future to take payment for foreign sales in foreign currencies and, if we do, we may be exposed to losses as a result of foreign currency fluctuations. We currently do not engage in foreign currency hedging transactions. We may in the future choose to limit our exposure by the purchase of forward foreign exchange contracts or through similar hedging strategies. No currency hedging strategy can fully protect against exchange-related losses. For the first nine months of 2003, international customers accounted for approximately 17% of overall revenues, and are expected to be a material driver of our growth. However, if any of the risks described above occur, our future revenue growth and profitability could be limited.

Risks Related to Our Market

If we are unable to respond to regulatory or industry standards effectively, or if we are unable to develop and integrate new technologies effectively, our growth and the development of our digital watermarking products and services could be delayed

        Our future success will depend in part on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with regulatory or industry standards. Our ability to remain competitive will depend in part on our ability to influence and respond to emerging industry and statutory standards, including any standards that may be adopted for the protection of audio, video, and image content, and for other uses of metadata with such content, in a timely and cost-effective manner. If we are unable to influence these or other standards or respond to such standards effectively, our growth and the development of our digital watermarking products and services could be delayed. For example, we participate in an initiative known as the "VWM group," comprised of Macrovision Corporation, Koninklijke Philips Electronics N.V., Sony Electronics, Hitachi, NEC, and Pioneer, that is proposing a solution to help motion picture studios to protect their copyrights and enable new business models. The proposed copy prevention and play control solution would protect video programming on videocassettes, DVDs, or cable or satellite transmissions from unauthorized copying to recordable DVDs, DVHS and multimedia personal computers. However, while our group already has submitted to the DVD Copy Control Association, or DVDCCA, a proposed technical standard, the DVDCCA to date has delayed its selection of a standard because the relevant decision-makers (including representatives of the motion picture, information technology, and consumer electronic industries) have so-far been unable to reach consensus. Even if a selection is made, the standard proposed by our group may not be adopted. If it is adopted, under the current DVDCCA process our video watermarking patents would be licensed to three classes of licensees: (a) content producers; (b) providers of play-back and recording systems; and (c) semiconductor producers. Each license would be limited to the field(s) of use needed by the respective licensee (e.g., the content producers would need a license to embed—but not normally detect—a video watermark). However, licensing would still not commence until the VWM group secures Department of Justice approval for the contemplated licensing arrangements, which may never occur or which may only occur after significant modifications to the contemplated licensing arrangements, which may not be in our best interests or which may limit our ability to secure profits that we otherwise would expect to receive from such licensing arrangements. Additionally, given that the process is continuing to evolve, the VWM group or the DVDCCA could change or discontinue, thus frustrating our ability to market and license the proposed solution.

        Our market is characterized by new and evolving technologies. The success of our business will depend on our ability to develop and integrate new technologies effectively and address the increasingly sophisticated technological needs of our customers in a timely and cost-effective manner. Our ability to remain competitive will depend in part on our ability to:

  •
  Enhance and improve the responsiveness, functionality and other features of the products and services we offer or plan to offer;

  •
  Continue to develop our technical expertise; and

  •
  Develop and introduce new services, applications and technologies to meet changing customer needs and preferences and to integrate new technologies.

        We cannot assure you that we will be successful in responding to these technological and industry challenges in a timely and cost-effective manner. If we are unable to develop or integrate new technologies effectively or respond to these changing needs, our margins could decrease and our release of new products and services could be slowed.

If leading companies in our industry or standard-setting bodies or institutions downplay, minimize, or reject the use of watermarking, the deployment of digital watermarking may be slowed and our revenue growth may be diminished

        Many of our business endeavors, such as our licensing of intellectual property in support of audio and video applications, can be impeded or frustrated by larger, more influential companies or by standard-setting bodies or institutions downplaying, minimizing or rejecting the value or use of watermarking technology or any of our other technologies. Such a negative position by these companies, bodies or institutions, if taken, may result in obstacles for us that we would be incapable of overcoming and may make achieving our business objectives difficult or impossible, potentially diminishing our anticipated revenue growth as a result.

The market for secure media solutions is highly competitive, and as a result, alternative technologies or larger companies may undermine, limit or eliminate the market or our digital watermarking technologies, which would decrease our revenue and profits

        The market for secure media solutions is intensely competitive and rapidly evolving. We expect competition to continue from both existing competitors and new market entrants. We face competition from other companies using digital watermarking technologies and from alternative technologies. As we expand the applications for our digital watermarking technologies, we will experience more competition from products and services that are substitutes for our digital watermarking applications. Because our business models are new and emerging, we may face competition from unexpected sources. Alternative technologies that may directly or indirectly compete with particular applications of our watermarking technologies include:

  •
  Encryption—securing data during distribution using a secret code so it cannot be accessed except by authorized users;

  •
  Containers—inserting a media object in a wrapper, which prevents the media object from being duplicated;

  •
  Dataglyphs—a slightly visible modification of the characteristics of an image or document that is machine-readable;

  •
  Scrambled indicia—an optical refraction-based data-hiding technique that is inserted into an image and can be read with a lens;

  •
  Traditional anti-counterfeiting technologies—a number of solutions used currently by many governments (and that compete for budgetary outlays) designed to deter counterfeiting, including optically sensitive ink, magnetic threads and other materials used in the printing of currencies;

  •
  Radio frequency tags—embedding a chip that emits a signal when in close proximity with a receiver, which is being used in photo identification, labels and tags;

  •
  Internet technologies—numerous existing and potential Internet access and search methods will be potentially competitive with the Digimarc MediaBridge system;

  •
  Digital fingerprints and signatures—a metric, or metrics, computed solely from a source image or audio or video track, that can be used to uniquely identify an image or track, or authenticate the image or track;

  •
  Smart cards—badges and cards including a semiconductor memory and/or processor used for authentication and related purposes; and

  •
  Bar codes—a data-carrying code, typically visible in nature (but invisible if printed in ultraviolet- or infrared-responsive inks).

        In addition, as we more broadly apply our technologies to the Internet through new commercial solutions applications, we may begin to compete with a wide range of other types of companies beyond those companies using digital watermarking technologies and alternative technologies. Moreover, many of the companies that currently compete with us, as well as other companies with whom we may compete in the future, are larger and national or international in scope and may have greater technical, financial, marketing, and political resources than we do. These resources could enable these companies to initiate severe price cuts or take other measures in an effort to gain market share or otherwise impede our progress. We cannot assure you that digital watermarking technologies, and our products and services using these technologies, will gain widespread market acceptance.

        New developments are expected to continue, and we cannot assure you that discoveries by others, including current and potential competitors, will not render our services and products noncompetitive. Moreover, because of rapid technological changes, we may be required to expend greater amounts of time and money than currently anticipated to develop new products and services, which in turn may necessitate us to require greater revenue streams on such products and services to cover developmental costs. We cannot assure you that we will be able to compete successfully against current or future participants in our market or against alternative technologies, nor can we assure you that the competitive pressures we face will not decrease our revenue and profits in the future.

Terrorist attacks and threats or actual war may negatively impact all aspects of our operations, revenues, costs and stock price

        Threats of terrorist attacks in the United States, as well as future events occurring in response to or in connection with them, including, without limitation, future terrorist attacks or threats against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions, may impact our operations by leading to deferred or cancelled projects, which may reduce our revenues and profits. While any of these terrorist-related events could result in an increased need for new security features that may, as a result, favorably impact our revenues from our DIDS operations and our sales of product and subscription and service in connection with our digital watermarking technology, any of these events could also, or alternatively, result in increased volatility in the United States and worldwide financial markets and economies, or drive up our research, development and engineering costs associated with attempting to achieve heightened effectiveness in new products. Also, any of these terrorist-related events could result in economic recession in the United States or abroad. If such negative consequences were to occur, they could reduce our revenue and profits without the effect of reducing costs in the short-term and might result in the volatility of the future market price of our common stock.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        Because this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, any of the risk factors set forth above or elsewhere in this prospectus or incorporated herein by reference could cause our actual results to differ materially from those results projected or suggested in such forward-looking statements. Statements that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Words such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases are intended to identify forward-looking statements. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, investors are cautioned not to place undue reliance on such statements. Investors should understand that it is not possible to predict or identify all risk factors and that the risks discussed above should not be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC's public reference room in Washington, D.C., located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

        We incorporate by reference the documents listed below, except as superseded, supplemented or modified by this prospectus, which have been filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002, as amended on December 8, 2003 and December 22, 2003, including our audited consolidated financial statements for the fiscal year ended December 31, 2002 attached thereto;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  •
  our Current Report on Form 8-K filed on April 22, 2003;

  •
  our Current Report on Form 8-K filed on July 22, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

  •
  our Current Report on Form 8-K filed on August 18, 2003;

  •
  our Current Report on Form 8-K filed on August 27, 2003;

  •
  our Current Report on Form 8-K filed on October 21, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003; and

  •
  the description of our common stock set forth in our registration statement on Form 8-A filed on December 1, 1999, and any subsequent amendments or reports filed for the purpose of updating this description.

        The reports and other documents that we file after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    Digimarc Corporation
    Attn: Robert P. Chamness, Esq.
    Vice President of Human Resources, General Counsel, Chief Legal Officer and Secretary
    19801 S.W. 72nd Avenue, Suite 250
    Tualatin, Oregon 97062
    Telephone: (503) 885-9699

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

  •
  competitive factors;

  •
  general economic conditions;

  •
  governmental regulation and contracting requirements;

  •
  variability of license and governmental contract revenue;

  •
  intellectual property protection and infringement; and

  •
  changes in industry standards and technology.

        Because the risk factors referred to above, as well as the risk factors beginning on page 3 of this prospectus, and because various other factors discussed elsewhere in this prospectus and in any other documents incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements discussed here or incorporated by reference.

SELLING SECURITY HOLDERS

        We are registering for resale shares of our common stock issued to the selling security holders identified below and shares of our common stock issuable, upon the exercise of certain warrants, to the selling security holders identified below. We are registering the shares to permit the selling security holders and their pledgees, donees, transferees and other successors-in-interest that receive the shares covered by this prospectus from a selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

  •
  the name of the selling security holders,

  •
  the number and percent of shares of our common stock that the selling security holders beneficially owned prior to the offering for resale of the shares under this prospectus,

  •
  the number of shares of our common stock that may be offered for resale for the account of the selling security holders under this prospectus, and

  •
  the number and percent of shares of our common stock to be beneficially owned by the selling security holders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling security holders).

        The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling security holder may offer under this prospectus. We do not know how long the selling security holders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling security holders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling security holders listed below. None of the selling security holders listed below has or has had in the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

        This table is prepared solely based on information supplied to us by the listed selling security holders, any Schedule 13D or 13G, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 20,121,897 shares of our common stock issued and outstanding on December 5, 2003, calculated in accordance with Rule 13d-3 of the Exchange Act.

	Shares Beneficially Owned Prior to Offering(2)(3)			Shares Beneficially Owned After Offering
Selling Security Holders(1)			Number of Shares Being Offered(3)
	Number	Percent		Number	Percent
SF Capital Partners Ltd.(4)(21)(22)	115,000	*	115,000	0	*
Haff Partners LP(5)	90,500	*	57,500	33,000	*
Harvey Gelfenbein(6)	21,875	*	14,375	7,500	*
Irwin W. Silverberg(7)	21,275	*	21,275	0	*
Suzanne Chase(8)	4,600	*	4,600	0	*
John P. Rosenthal(9)	22,250	*	17,250	5,000	*
Paisley Pacific Master Fund Unit Trust(10)	42,000	*	34,500	7,500	*
The Paisley Fund, L.P.(11)	57,000	*	51,750	5,250	*
Portside Growth and Opportunity Fund(12)(21)(22)	123,213	*	123,213	0	*

BayStar Capital II, L.P.(13)	168,392	*	168,392	0	*
Gem Partners L.P.(14)	152,000	*	98,571	53,429	*
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Limited(15)	93,840	*	93,840	0	*
UBS O'Connor LLC f/b/o Pipes Corporate Strategies Ltd.(16)	62,560	*	62,560	0	*
Crestview Capital Fund II, L.P.(17)(21)(22)	123,213	*	123,213	0	*
Goldman, Sachs & Co.(18)(20)(22)	834,301	4.1%	821,427	12,874	*
Smithfield Fiduciary LLC(19)(21)(22)	246,427	1.2%	246,427	0	*

*
Less than one percent (1%).

(1)
The names of the selling security holders and the numbers of securities held by the selling security holders may be amended subsequent to the date of this prospectus pursuant to Rule 424(b)(3) of the Securities Act.

(2)
The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of the date set forth above through the exercise of a warrant or other right.

(3)
For purposes of the column, the amount listed includes, for the applicable selling security holder, the number of shares of common stock issuable upon exercise in full of the warrants held by such selling security holder.

(4)
Includes 15,000 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(5)
Includes 7,500 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(6)
Includes 1,875 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(7)
Includes 2,775 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(8)
Includes 600 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(9)
Includes 2,250 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(10)
Includes 4,500 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(11)
Includes 6,750 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(12)
Includes 16,071 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(13)
Includes 21,964 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(14)
Includes 12,857 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(15)
Includes 12,240 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(16)
Includes 8,160 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(17)
Includes 16,071 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(18)
Includes 107,142 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part. Includes 12,874 shares of common stock that may be sold without registration.

(19)
Includes 32,142 shares of common stock issuable upon exercise of a warrant exercisable until 15 days after the effectiveness of the registration statement, of which this prospectus is a part.

(20)
The selling security holder is a registered broker-dealer. As such, the selling security holder is a statutory underwriter with respect to the securities held by it and included in the registration statement, of which this prospectus is a part.

(21)
The selling security holder is an affiliate of a registered broker-dealer.

(22)
The selling security holder purchased the shares of common stock covered by this prospectus and the warrants, the common stock underlying which is covered by this prospectus, in the ordinary course of its business and at the time of the purchase of such securities the selling security holder did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities or the securities underlying such securities.

        Set forth below, except as otherwise described in the footnotes below, are the names of natural persons with voting or investment control over the common stock we are registering for the selling security holders listed below. The following has been prepared solely based on information supplied to us by the listed selling security holders.

Selling Security Holders	Names of Natural Persons with Voting or Investment Control Over Common Stock
SF Capital Partners Ltd.	Michael A. Roth and Brian J. Stark(1)
Haff Partners LP	Andrew Wiener
Harvey Gelfenbein	Harvey Gelfenbein
Irwin W. Silverberg	Irwin W. Silverberg
Suzanne Chase	Suzanne Chase
John P. Rosenthal	John P. Rosenthal

Paisley Pacific Master Fund Unit Trust	John Wallace
The Paisley Fund, L.P.	John Wallace
Portside Growth and Opportunity Fund	Peter Cohen, Morgan Stark and Thomas Strauss(2)
BayStar Capital II, L.P.	Lawrence Goldfarb, Steven M. Lamar and Steve Derby
Gem Partners L.P.	Daniel Lewis
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Limited	(3)
UBS O'Connor LLC f/b/o Pipes Corporate Strategies Ltd.	(3)
Crestview Capital Fund II, L.P.	Richard Levy and Stewart Flink
Goldman, Sachs & Co.	Raanan Agus(4)
Smithfield Fiduciary LLC	Glenn Dubin and Henry Swieca(5)

(1)
Messrs. Roth and Stark are the founding members and direct the management of Staro Asset Management, L.L.C., which acts as the investment manager and has the sole power to direct the management of the shares of our common stock owned by SF Capital Partners Ltd.

(2)
Messrs. Cohen, Stark and Strauss are the managing members of C4S & Co., which is the managing member of Ramius Capital Group, LLC, which in turn is the investment advisor to Portside Growth and Opportunity Fund. Messrs. Cohen, Stark and Strauss disclaim beneficial ownership of the shares of our common stock owned by Portside Growth and Opportunity Fund.

(3)
UBS O'Connor LLC is an indirect, wholly-owned subsidiary of UBS AG, a publicly-traded company on the New York Stock Exchange.

(4)
In addition to Mr. Agus, one or more managers of Goldman Sachs Principal Strategies Unit have investment control over the shares of our common stock owned by Goldman, Sachs & Co. Mr. Agus and the managers of Goldman Sachs Principal Strategies Unit disclaim beneficial ownership of the shares of our common stock owned by Goldman, Sachs & Co., except to the extent of their pecuniary interest therein.

(5)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over the shares of our common stock owned by Smithfield Fiduciary LLC. Messrs. Dubin and Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares of our common stock owned by Smithfield Fiduciary LLC.

PLAN OF DISTRIBUTION

        As used in this prospectus, "selling security holders" includes the pledges, donees, transferees or other successors-in-interest that receive the shares covered by this prospectus as a gift, partnership distribution or other non-sale related transfer. The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded, including on the Nasdaq National Market or otherwise, or in private transactions. To the extent permitted by applicable law, the selling security holders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  underwritten offerings;

  •
  privately negotiated transactions;

  •
  sales made to cover short sales;

  •
  broker-dealers in agreement with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted by applicable law.

        The selling security holders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling security holders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling security holders also may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule, or under Section 4(1) of the Securities Act, rather than under this prospectus. The selling security holders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals.

        Unless otherwise prohibited by applicable law, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling security holders. To the extent permitted by applicable law, the selling security holders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades, including to close out short positions where the selling security holder has sold shares short. To the extent permitted by applicable law, the selling security holder may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this resale prospectus. In addition, to the extent permitted by applicable law, the selling security holders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. To the extent permitted by applicable law, the selling security holders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgees, transferees or other successors in interest as selling security holders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgees, transferees or other successors in interest as selling security holders under this prospectus.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Goldman, Sachs & Co., one of the selling security holders included in the registration statement, of which this prospectus is a part, is a registered broker-dealer. As such, Goldman, Sachs & Co. is a statutory underwriter with respect to the shares held by it and included in the registration statement. Goldman, Sachs & Co. does not have any material relationship with us.

        This prospectus may be amended or supplemented from time to time, if required, to describe a specific plan of distribution.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, and if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling security holders and any other person participating in a distribution of our common stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We have agreed with the selling security holders to use our reasonable commercial efforts to keep the registration statement, of which this prospectus is a part, effective until the earliest of (i) two years after the expiration of the warrants received by the selling security holders, (ii) such time as the shares of common stock included in the registration statement have become eligible for resale by non-affiliates pursuant to Rule 144(k) under the Securities Act, or (iii) such time as all shares of common stock purchased by the selling security holders and included in the registration statement have been sold to the public.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our Second Amended and Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Amended and Restated Bylaws also provide for mandatory indemnification of our directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. The Amended and Restated Bylaws further provide that such right of indemnification shall continue as to a person who has ceased to be our director, officer, employee or agent. Responsibility for determinations with respect to such indemnification will be made by our board of directors.

        We also have entered into an agreement with each of our directors and executive officers that requires us to indemnify such persons against any expense, liability or loss, including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under such agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of our company, or is or was serving at our request in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification under the agreements.

        We also have obtained a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

        We and the selling security holders have agreed to indemnify each other and each other's controlling persons, as applicable, against certain liabilities under the Securities Act in connection with the registration statement, of which this prospectus is a part.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Digimarc Corporation pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ISSUANCE OF COMMON STOCK TO SELLING SECURITY HOLDERS

        We entered into purchase agreements, each dated as of August 22, 2003, with a number of institutional and accredited investors pursuant to which these investors paid us an aggregate of approximately $25.0 million in consideration for 1,785,996 units, each of which consisted of one share of common stock and a warrant to purchase 0.15 of a share of common stock. The purchase price of each unit was $14.00. The warrants are exercisable at a purchase price of $14.00 per share, and they may be exercised until 15 days after the effectiveness of the registration statement of which this prospectus is a part. The warrants will likely be exercised only if their exercise price is below the then-current market price of the common stock. Upon exercise of the warrants, we will likely experience some degree of dilution resulting from the issuance of the shares at a price which may be less than the current market price of the common stock. Also, if a large number of shares of common stock are issued upon exercise of the warrants, and then resold, the additional number of shares available for sale in the public market could reduce the market price of our common stock.

        As part of the transaction with the investors, we agreed to file a registration statement, of which this prospectus is a part, to register the resale of the shares issued to such investors in the private placement transaction as well as the shares issuable to such investors upon exercise of their warrants.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the resale shares by the security holders. All proceeds from the sale of the resale shares will be solely for the accounts of the security holders.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements of Digimarc Corporation as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,053,893 Shares
Common Stock

DIGIMARC
CORPORATION

Prospectus

December     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Digimarc Corporation (the "Registrant" or the "Company"). All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$2,785
Transfer agent's fees and expenses	$5,500
Nasdaq listing of additional shares fees	$22,500
Legal fees and expenses	$86,000
Printing and EDGAR formatting fees and expenses	$2,000
Accounting fees and expenses	$15,000
Federal taxes	$0
State taxes and fees	$0
Miscellaneous fees and expenses	$0

Total	$133,785

Item 15. Indemnification of Officers and Directors.

        Under Section 145 of the General Corporation Law of the State of Delaware, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Section 7 of the Company's Second Amended and Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no directors of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article IX of the Company's Amended and Restated Bylaws also provides for mandatory indemnification of its directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. The Amended and Restated Bylaws further provide that such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company. Responsibility for determinations with respect to such indemnification will be made by the Company's board of directors.

        The Company has entered into an agreement with each of its directors and executive officers that requires the Company to indemnify such persons against any expense, liability or loss, including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under such agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        The Company also has obtained a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

        The Company and the selling security holders have agreed to indemnify each other and each other's controlling persons, as applicable, against certain liabilities under the Securities Act in connection with this registration statement.

Item 16. Exhibits.

Exhibit Number	Description of Document
4.1	Form of Warrant (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed August 27, 2003 and incorporated herein by reference).
*5.1	Opinion of Morrison & Foerster LLP.
10.1
Purchase Agreement by and between Digimarc Corporation and each of the purchasers whose names are set forth on the signature pages thereof (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed August 27, 2003 and incorporated herein by reference).
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Auditors.
*24.1	Power of Attorney.

*
Previously filed.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tualatin, State of Oregon, on December 22, 2003.

DIGIMARC CORPORATION
By:	/s/ BRUCE DAVIS Bruce Davis Chief Executive Officer and Chairman of the Board of Directors

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ BRUCE DAVIS Bruce Davis	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 22, 2003
/s/ E.K. RANJIT E.K. Ranjit	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2003
/s/ PHILIP J. MONEGO, SR.* Philip J. Monego, Sr.	Director	December 22, 2003
/s/ BRIAN J. GROSSI* Brian J. Grossi	Director	December 22, 2003
/s/ ALTY VAN LUIJT* Alty van Luijt	Director	December 22, 2003
/s/ PETER SMITH* Peter Smith	Director	December 22, 2003
/s/ WILLIAM A. KREPICK* William A. Krepick	Director	December 22, 2003
/s/ JAMES T. RICHARDSON* James T. Richardson	Director	December 22, 2003
/s/ JIM ROTH* Jim Roth	Director	December 22, 2003
*By:	/S/ BRUCE DAVIS Bruce Davis Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	Form of Warrant (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed August 27, 2003 and incorporated herein by reference).
*5.1	Opinion of Morrison & Foerster LLP.
10.1
Purchase Agreement by and between Digimarc Corporation and each of the purchasers whose names are set forth on the signature pages thereof (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed August 27, 2003 and incorporated herein by reference).
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Auditors.
*24.1	Power of Attorney.

*
Previously filed.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
ISSUANCE OF COMMON STOCK TO SELLING SECURITY HOLDERS
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS